Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR THIRD QUARTER OF FISCAL 2011
LAUREL, Miss. (August 25, 2011) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2011.
     Net sales for the third quarter of fiscal 2011 were $511.2 million compared with $489.1 million for the same period a year ago. For the quarter, the Company reported a net loss of $55.7 million, or $2.51 per share, compared with a net income of $36.1 million, or $1.55 per share, for the third quarter of fiscal 2010.
     Net sales for the first nine months of fiscal 2011 were $1,418.2 million compared with $1,396.3 million for the first nine months of fiscal 2010. The net loss for the first nine months of fiscal 2011 totaled $105.5 million, or $4.77 per share, compared with net income of $87.0 million, or $3.96 per share, for the first nine months of last year.
     The net losses for the quarter and nine months ended July 31, 2011 include a charge, net of income tax, of $14.4 million, or $0.65 per share, to record the value of live inventories on hand at July 31, 2011, at market value.
     “Sanderson Farms’ financial results for the third quarter of fiscal 2011 reflect difficult market conditions,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Market prices for poultry products were significantly lower than last year’s third quarter. While retail grocery store demand has remained steady, food service demand remains sluggish, and will likely remain that way until the employment market gains traction and consumers regain their confidence and return to restaurants. We also incurred significantly higher costs for corn and soybean meal, our primary feed ingredients, compared with the same period a year ago.”
     According to Sanderson, overall market prices for poultry products were lower in the third quarter of fiscal 2011 compared with prices in the third quarter of fiscal 2010. As measured by a simple average of the Georgia dock price for whole chickens, prices were relatively flat, showing a 0.3 percent decline compared with the third quarter of fiscal 2010. Boneless breast meat prices weakened counter seasonally during the quarter, and averaged 22.0 percent lower than the prior-year period, and averaged 12.8 percent lower for the first nine months of the year compared with the prior year. Jumbo wing prices averaged $0.78 per pound for the third quarter of fiscal 2011, down 27.5 percent from the average of $1.07 per pound for the third quarter of fiscal 2010. The average quoted market price for bulk leg quarters increased approximately 24.3 percent for the quarter. Cash prices for corn and soybean meal delivered to the Company increased 84.7 percent and 25.8 percent, respectively, compared with the third quarter a year ago. For the nine months ended July 31, 2011, the Company’s cash prices for corn increased 70.1 percent and soybean meal increased 19.1 percent when compared to the nine months ended July 31, 2010.

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SAFM Reports Results For Third Quarter of Fiscal 2011

August 25, 2011
     “While lower egg sets over the past several weeks point to fewer chickens on the market this fall, those chickens will meet lower seasonal demand after Labor Day,” added Sanderson. “We will also experience higher costs for grain during the balance of this calendar year compared to the same time last year. The price for grain will ultimately depend on this year’s crop performance but, based on current markets, cash paid for feed grains would be $340.8 million more during this fiscal year compared to last year if we were to price all of our remaining needs at current market prices. Given what we expect to be a high cost environment into calendar 2012 and sluggish demand from our food service customers, we will extend our previously scheduled November and December holiday production cuts into calendar 2012 to balance our supply with expected demand from our customers. We will leave that production cut in place until demand from our customers improves.
     “Despite current market conditions, we remain confident in the long term success of the Company,” added Sanderson. “We continue to operate well and are comfortable with our growth strategy. We are on schedule at our new Kinston, North Carolina, complex and look forward to the new opportunities this plant will provide for Sanderson Farms, our employees, customers and shareholders.”
     Sanderson Farms will hold a conference call to discuss this press release today, August 25, 2011, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 1, 2011. Those without internet access or who prefer to listen via telephone may call 888-684-1264, access code 8364959.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31,2010 and its subsequent Quarterly Reports on Form 10-Q filed with the SEC, and the following:
(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.
(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.
(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

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SAFM Reports Results For Third Quarter of Fiscal 2011

August 25, 2011
(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.
(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.
(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.
(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.
(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.
(9) Changes in the availability and cost of labor and growers.
(10) The loss of any of the Company’s major customers.
(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could impact the supply of feed grains.
(12) Failure to respond to changing consumer preferences.
(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.
     Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. Most of the factors described above cannot be controlled by the Company. When used in this press release, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include (but are not limited to) statements of the Company’s belief about future earnings, sales, production, and expenses, including feed grain costs.

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SAFM Reports Results For Third Quarter of Fiscal 2011

August 25, 2011
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
Net sales	$511,169	$489,096	$1,418,243	$1,396,320
Costs and expenses:
Cost of sales	556,596	409,841	1,500,901	1,199,994
Live inventory adjustment	22,000	0	22,000	0
Selling, general and administrative	17,009	24,899	54,233	60,536

	595,605	434,740	1,577,134	1,260,530

Operating income (loss)	(84,436)	54,356	(158,891)	135,790

Other income (expense):
Interest income	8	34	38	50
Interest expense	(2,023)	(277)	(3,970)	(2,570)
Other	4	5	501	12

	(2,011)	(238)	(3,431)	(2,508)

Income (loss) before income taxes	(86,447)	54,118	(162,322)	133,282
Income tax expense (benefit)	(30,764)	18,002	(56,807)	46,262

Net income (loss)	$(55,683)	$36,116	$(105,515)	$87,020

Basic earnings (loss) per share	$(2.51)	$1.55	$(4.77)	$3.96

Diluted earnings (loss) per share	$(2.51)	$1.55	$(4.77)	$3.96

Dividends per share	$0.17	$0.15	$0.51	$0.45

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SAFM Reports Results For Third Quarter of Fiscal 2011

August 25, 2011
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	July 31,	October 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,696	$73,419
Accounts receivable, net	81,506	92,467
Inventories	203,168	153,289
Refundable income taxes	73,828	0
Deferred income taxes	10,303	1,760
Prepaid expenses and other current assets	29,184	24,033

Total current assets	409,685	344,968

Property, plant and equipment	936,901	883,638
Less accumulated depreciation	(425,109)	(389,911)

	511,792	493,727
Other assets	5,199	2,925

Total assets	$926,676	$841,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$96,530	$105,754
Current maturities of long-term debt	11,048	1,048

Total current liabilities	107,578	106,802

Long-term debt, less current maturities	234,271	62,075
Claims payable	2,800	2,100
Deferred income taxes	49,562	24,930
Stockholders’ equity:
Common stock	22,146	22,078
Paid-in capital	131,412	127,580
Retained earnings	378,907	496,055

Total stockholders’ equity	532,465	645,713

Total liabilities and stockholder’s equity	$926,676	$841,620

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